SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                       THE SECURITIES EXCHANGE ACT OF 1933
                              --------------------
                         STRATEGIC SOLUTIONS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN THIS CHARTER)

                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   11-2964894
                     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               -------------------
                              JOHN J. CADIGAN, CEO
                         STRATEGIC SOLUTIONS GROUP, INC.
                          1598 WHITEHALL ROAD, SUITE E
                               ANNAPOLIS, MD 21401
                                 (410) 757-2728
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ------------------
                                   COPIES TO:
                          ERNEST D. PALMARELLA, ESQUIRE
                           PALMARELLA & SWEENEY, P.C.
                      993 OLD EAGLE SCHOOL ROAD, SUITE 415
                                 WAYNE, PA 19087
                                 (610) 687-1100

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
         If any securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
Title of Each Class     Amount To Be          Proposed Maximum     Proposed Maximum      Registration Fee
of Securities To Be     Registered            Offering Price Per   Aggregate Offering
Registered                                    Share                Price
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock(1)             1,250,000             0.20                 250,000               $100.00
----------------------- --------------------- -------------------- --------------------- --------------------

(1) Registered for resale by the selling stockholder.  See "Selling
Stockholder."

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

SUBJECT TO COMPLETION, DATED APRIL 18, 2000
PROSPECTUS

                                1,250,000 SHARES

                        STRATEGIC SOLUTIONS GROUP, INC.

                                  COMMON STOCK

                  This Prospectus relates to 1,250,000 shares of Common Stock, par value $0.0001 per share (the "Shares"), of Strategic Solutions Group, Inc. (the "Company") issuable to the Selling Stockholder (as defined herein). The Company will receive none of the proceeds from the sale of the Shares.

                  The Shares may be offered from time to time by the Selling Stockholder, or by its pledgees, donees, transferees or other successors in interest, in transactions (which may include block transactions) on the over-the-counter market, in private sales or negotiated transactions, through the writing of options on Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholder and the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

                  The Common Stock is quoted on the OTC Bulletin Board: SSGI. On April 17, 2000, the average of the high and low prices of the Common Stock on the OTC Bulletin Board was $0.4219 per share.

         See "Risk Factors" beginning on page 3 for certain information that should be considered by prospective investors.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is April 18, 2000.

         NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS


Risk Factors..............................................................    2
Incorporation.............................................................    5
of Certain Documents by Reference.........................................    5
The Company...............................................................    5
Use of Proceeds...........................................................    7
Selling Stockholder.......................................................    7
Experts...................................................................    7
Legal Matters.............................................................    7
Available Information.....................................................    7

                                  RISK FACTORS

                  THE COMMON STOCK OFFERED HEREBY IS HIGHLY SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND SPECULATIVE FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THE COMMON STOCK PRIOR TO MAKING AN INVESTMENT IN THE COMPANY. THE COMMON STOCK SHOULD NOT BE PURCHASED BY INVESTORS WHO DO NOT HAVE SUFFICIENT FINANCIAL MEANS TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT.

         HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICITS; UNCERTAINTY REGARDING ACHIEVEMENT OF PROFITABILITY; GOING CONCERN OPINION. The Company has incurred net losses in each of its reported fiscal years since inception. The Company incurred a net operating loss of approximately $415,000, and net income of approximately $216,000 for the year ended December 31, 1999. The Company reported net losses of $2.9 million for year ended December 31, 1998 and $2.9 million for the year ended December 31, 1997. The Company's accumulated deficit through December 31, 1999 was $16.2 million. There is no assurance the Company will ever achieve profitable operations. The Company's independent accountants, in their report regarding the Company's consolidated financial statements for the year ended December 31, 1999, indicated that, since the Company has a history of recurring losses from operations, an accumulated deficit and insufficient cash resources to fund planned operations, substantial doubt exists as to the Company's ability to continue as a going concern.

                  NEED FOR ADDITIONAL CAPITAL. The Company believes, based upon current projections, that cash currently on hand should be sufficient to sustain current operations and finance planned expansion through approximately 2001. The Company in all likelihood will be required to obtain additional financing in order to sustain operations beyond that date. There can be no assurance that such additional financing will be available or, if available, that it will be on terms acceptable to the Company.

         RISK RELATING TO PENNY STOCKS. The Company's Common Stock had been listed on the Nasdaq Small Cap Market under the symbol "SSGI" and on the Boston Stock Exchange under the symbol "STG". In February 1998, the Company was notified by Nasdaq that it was not in compliance with Nasdaq's new net tangible assets requirement and that the Company's securities were scheduled for delisting. On September 1, 1998, the stock was formally delisted. In addition, in July 1998, the Company's stock was delisted from the Boston Stock Exchange due to its failure to report stockholder's equity of at least $500,000. As a result of being delisted, trading in the Common Stock is subject to the requirements of certain rules promulgated under the Exchange Act that require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of holders to sell the Common Stock in the secondary market.

         UNCERTAINTY OF MARKET ACCEPTANCE FOR CUSTOM SOFTWARE; LENGTH AND UNCERTAINTY OF SOFTWARE MARKETING EFFORTS. The Company's custom software products are designed to replace more traditional forms of written and audiovisual materials used for training in the workplace. Although there is a substantial market for workplace training materials and products, there is no assurance that computer-based training materials such as those developed by the Company will replace the more traditional forms on a large scale. In order to operate on a profitable basis, the Company will be required to increase substantially the number and size of new custom software development contracts.

         Because the Company's custom software products usually replace existing methods of doing business, marketing of its products is normally a costly, time-consuming process. The Company frequently experiences a significant delay (in some cases up to one year) between the time of initial sales contact and the signing of a contract and, in many instances, the Company fails to obtain a contract notwithstanding its marketing efforts. The substantial time and expense required to procure contracts and the failure to obtain contracts from potential customers that have been solicited may adversely affect the Company's cash flow and create other operational problems. Procurement and retention of contracts is also subject to the risk that customers may decide to develop their own custom software internally or may cancel their contracts with the Company.

         COMPETITION. The information technology consulting, software development, and business solution markets include a large number of participants, are subject to rapid change, and are highly competitive. The Company competes with and faces potential competition for clients and experienced personnel from a number of companies that have substantially greater financial, technical, sales, marketing, and other resources, and generate greater revenues, as well as have greater name recognition than the Company. These markets are highly fragmented and served by numerous firms, many of which serve only their respective local markets. In addition, clients may elect to use their internal information systems resources to satisfy their needs for software and application development and consulting services, rather than using those offered by the Company.

         The Company's custom multimedia software business competes with companies that produce interactive training software (custom and off-the-shelf) and other third-party suppliers of training and marketing materials, as well as internal training and information systems resources of potential customers.

         The Company's clients primarily consist of large organizations, including agencies of the federal government, and there are an increasing number of professional services firms seeking information technology consulting and software development engagements from that client base. The Company believes that the principal competitive factors in the information technology consulting and software development industry include responsiveness to client needs, project completion time, quality of service, price, project management capability, and technical expertise. The Company believes that it presently competes favorably with respect to each of these factors. However, the Company's markets are still evolving and there can be no assurance that the Company will be able to compete successfully against current and future competitors and the failure to do so successfully will have a material adverse effect upon the Company's business, operating results, and financial condition. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including, the ability of its competitors to hire, retain and motivate personnel; the development by others of software that is competitive with the Company's services; the price at which others offer comparable services; and the extent of its competitor's responsiveness to customer needs.

         DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS. During fiscal 1999 and 1998, there were two customers, an automotive manufacturer and a government division, which accounted for at least 10% of the Company's consolidated revenue. The loss of any of the Company's major customers, or the inability to collect accounts receivable from one or more of them, could adversely effect the Company's business, operating results, and financial condition.

         LIMITED INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. Most of the Company's contracts state that its software is proprietary and that title to and ownership of its software generally reside with the Company. The Company grants nonexclusive licenses to customers for software developed by the Company for such customers. Like many software firms, the Company has no patents. The Company attempts to protect its rights with a combination of copyright, trade secret laws, and employee and third-party nondisclosure agreements. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or obtain and use information that the Company regards as proprietary, such as source codes or programming techniques.

         As the number of software products increases and their functionality further overlaps, the Company acknowledges that software programs could increasingly become the subject of infringement claims. Although the Company's products have never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion may not require the Company to enter into royalty arrangements or result in costly litigation.

         PRODUCT LIABILITY INSURANCE. The Company does not currently carry product liability insurance and there can be no assurance that such coverage, if obtainable, would be adequate in terms and scope to protect the Company against material adverse effects in the event of a successful product liability claim. Although the Company has not been subject to any product liability claims, such claims could arise in the future. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims or would be able to have its customers indemnify the Company against such claims.

                 DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL. The Company has employment agreements with John Cadigan, its chief executive officer, and Ernest Wagner, its president. The loss of their services or those of other key personnel could have a material adverse effect on the Company. The Company also will be required to attract and retain additional managerial, sales and marketing, financial, and technical personnel in order to expand its business. There is no assurance the Company can attract and retain qualified employees.

         FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's quarterly operating results are subject to significant fluctuations, since sales of custom commercial software products are to a limited number of customers for individual projects and because of the unpredictability of contract awards and timing of payment thereunder. Such fluctuations may increase in the future as the Company attempts to secure larger contracts.

         OUTSTANDING OPTIONS AND WARRANTS--POTENTIAL FURTHER DILUTION TO STOCKHOLDERS. As of the date of this Prospectus, there are outstanding options and warrants to purchase an aggregate of 1,586,520 shares of Common Stock with exercise prices ranging from $0.0469 to $7.875 per share, not including the Warrants. The terms upon which the Company may be able to obtain additional equity capital may be adversely affected by such options and warrants, because the holders thereof can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided by the terms of such warrants or options.

         ANTI-TAKEOVER PROVISIONS. The Certificate of Incorporation and By-Laws of the Company contain provisions which provide for up to three-year terms for the directors of the Company and the election of such directors on a staggered basis. In addition, in certain circumstances, Delaware law requires the approval of two-thirds of all shares eligible to vote for certain business combinations involving a stockholder owning 15% or more of the Company's voting securities, excluding the voting power held by such stockholder. Furthermore, Mr. Cadigan's employment contract provides for a lump sum payment of 299% of his base salary in the event of a change in control of the Company and his subsequent termination without cause. In addition to the potential impact on future takeover attempts and the possible perpetuation of management, the existence of each of the above provisions and employment agreement could have an adverse effect on the market price of the Common Stock.

         NO DIVIDENDS AND NONE ANTICIPATED. The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not paid or declared any dividends upon its Common Stock since its inception and does not contemplate or anticipate making any distributions with respect to its Common Stock in the foreseeable future.

         POSSIBLE VOLATILITY OF STOCK PRICES. The Common Stock has generally been traded on a limited basis and in small volumes. The trading price for the Common Stock may be significantly affected by such factors as the operating results of the Company, the United States and global economic conditions, and various other factors generally affecting the computer software industry. Furthermore, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market prices of the stocks of small and emerging growth companies traded on the OTC Bulletin Board. These extreme fluctuations, which often have been unrelated to the operating performance of any particular company or to any group of companies, may adversely affect the market price of the Common Stock.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by the Company are incorporated in this Prospectus by reference:

         1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

         2. The description of the Company's Common Stock contained in the Prospectus included in the Company's Registration Statement on Form SB-2 under the Securities Act (File No. 33-97776), incorporated by reference into the Company's Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents described above, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to: Strategic Solutions Group, Inc., 1598 Whitehall Road, Suite E, Annapolis, Maryland 21401, telephone (410) 757-2728.

                                   THE COMPANY

         During 1999, Strategic Solutions Group, Inc. ("the Company") provided custom interactive multimedia software. The Company designs, develops, and markets custom multimedia software used to deliver computer-based and web-based training, electronic performance support systems, multimedia manuals, sales and marketing presentations, and corporate communications.

Custom Multimedia Software

         The Company provides technical consulting services that include analysis, design, and development of technology-based solutions and specializes in providing training solutions. Technology-based training encompasses a wide range of emerging technologies in the area of employee training, and can come in the form of computer-based training, web-based training, electronic performance support systems, and multimedia manuals. In addition, the Company also designs and develops software for sales and marketing applications and corporate communications.

         Depending on a customer's needs, the Company can produce multimedia software that includes interactive computer animation, full motion video, audio, high-end color graphics, text and hypertext providing vivid and effective instruction and information. The software developed by the Company can be distributed over multiple platforms including MSWindows and DOS and can be delivered on diskette, CD-ROM, or the Internet. The Company has adapted its services using new and emerging technologies, such as internal corporate intranets or the Internet using the World Wide Web ("Web"). In addition, the incorporation of Web-Based training ("WBT") allows users to have access from anywhere in the world. The Company believes that the Internet and intranets will become increasingly important delivery methods in the future.

         According to a market research firm, International Data Corp. ("IDC"), companies spent approximately $18 billion worldwide in training for their workers in 1996 and by the year 2001 that annual bill is expected to grow to approximately $27.9 billion. In addition, according to IDC, offering employee training via the Internet and corporate intranets is a business that could grow at annual rates greater than 100% over the next few years.

         Computer-Based Training ("CBT"). The Company designs and develops custom computer-based training software, which provides an interactive learning experience to instruct employees how to use complex equipment or to understand complicated industrial processes by simulating operation and production procedures. The Company's software typically replaces or supplements technical manuals and operating documentation and provides interactive self-paced training. It also often incorporates cut-away views of equipment that would be difficult or impossible to display in a real-world setting and enables users to learn complex processes by viewing them in real or lapsed time or in slow motion. Based on studies conducted and published by the American Society for Training and Development, management believes that CBT enables users to master skills and retains information more effectively than traditional instructor-led training.

         Web-Based Training. Recent technological developments and advances in computer network technology enable the Company to deliver computer-based training over corporate intranets or the Internet via the Web. Web-based materials can be text-based (such as, lecture notes, case studies, and assignments) or they may be much like sophisticated CBT courseware. As a result of rapidly advancing Web browsers, high-speed communications, and innovative instructional design, it is possible that real-time animation, video, audio, and conferencing could be features included in a WBT solution. In addition, the incorporation of WBT allows users to have access from anywhere in the world. The Company believes that the Internet and intranets will become increasingly important delivery methods in the future.

         Electronic Performance Support Systems ("EPSS"). The goal of an EPSS is to provide whatever information is necessary to accelerate performance and learning at the moment of need - commonly referred to as Help Systems. The Company designs and develops custom EPSS software to enable users to perform better at their jobs. This software provides computer-based support that is integrated into a workstation or work environment, and acts as a combination coach/trainer/job aid/reference. The Company believes that EPSS increases employee productivity by providing needed information and training when and where it is needed - and in an amount and format that is the most useful to the user.

         Multimedia Manuals. The Company provides turn-key multimedia manual services, using internally developed and off-the-shelf software tools. These tools enable the division to convert customer manuals, reference guides, or other technical materials into interactive multimedia software, including full-motion video, audio, animation and interaction. The Company believes that these services enable customers to obtain a technology-based solution in less time and at a relatively low cost as compared to traditional custom software services.

         Sales and Marketing. The Company designs and develops custom sales and marketing software which enables manufacturers and distributors to demonstrate their products to potential customers at trade shows or in kiosks. This software can enhance sales and marketing presentations by encouraging customer participation through the use of interactive product demonstrations.

         Corporate Communications. The Company designs and develops custom multimedia software for internal and external corporate communications. Examples include software used to disseminate corporate policies and procedures and information about a company's products and services. The Company believes that its custom multimedia development services can be used to create a technology-based solution, including web-based, that is comprehensive and cost-effective and delivers lively and compelling messages to large groups of employees in disparate locations.

         Development and Services. The Company's custom multimedia services for the above technology-based solutions include needs analysis, design specification and product development. Needs analysis typically takes from three to four weeks and the charges for such services can range from $10,000 to $20,000. The design phase lasts from four to six weeks and the charges for such services can range from $20,000 to $40,000. Depending upon a project's scope and features, the time required to complete software development can typically range anywhere from one month to two years and the charges for such services have ranged from $10,000 to $650,000.

         At the outset of each project, the Company provides the customer with a statement of work that details the services that the Company will provide, sets forth the amount that the Company will charge, and provides a work and payment schedule. Any changes to the project that will result in additional charges are submitted to the customer for approval prior to providing the services. The payment schedule varies from customer to customer, but usually includes some form of up-front payment and progress payments based upon the completion of phases of the project. To date, the Company has not experienced any significant difficulties in delivering its custom software products to customers in accordance with its schedules. Post-development support services are available and are negotiated under a separate contract and typically billed on an hourly basis.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Shares by the Selling Stockholder.

                               SELLING STOCKHOLDER

         The following table shows the name of the Selling Stockholder, the number of shares of Common Stock owned by the Selling Stockholder as of the date of this Prospectus (consisting of shares that were acquired upon redemption of the Debentures and assuming the exercise of the Warrants), the number of shares to be sold by such Selling Stockholder, and the number of shares to be owned by the Selling Stockholder after the Offering (assuming the sale of all of the Shares offered hereby).

------------------------------ --------------------------- --------------------------- ---------------------------
NAME                           SHARES OWNED                SHARES TO BE SOLD           SHARES  TO BE OWNED  AFTER
                                                                                       OFFERING
------------------------------ --------------------------- --------------------------- ---------------------------
Mike Damas                     1,250,000                   1,250,000                   0
------------------------------ --------------------------- --------------------------- ---------------------------


                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999, have been so incorporated in reliance on the report, (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

                  The legality of the Common Stock offered hereby will be passed upon for the Company by Palmarella & Sweeney, P.C., 993 Old Eagle School Road, Suite 415, Wayne, PA 19087.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission can be inspected and copied at the Commission's public reference facilities, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's regional offices located at 7 World Trade Center, New York, New York 10007 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission that is located at: http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement under the Securities Act, with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information set forth in the Registration Statement. The omitted information may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such information may be obtained upon payment of the fees prescribed by the Commission. For further information pertaining to the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth all expenses payable in connection with the registration of the Common Stock that is the subject of this Registration Statement, all of which shall be borne by the Company. All the amounts shown are estimates, except for the Securities and Exchange Commission filing fee.

                                                            To Be Paid By
                                                            Registrant
Securities and Exchange Commission Registration Fee         $     100.00
Printing and engraving expenses                                   500.00
Legal fees and expenses                                         3,353.00
Accounting fees                                                 2,500.00
                                                            ------------

   Total                                                    $   6,453.00
                                                            ============

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify its directors, officers, employees and other agents under certain circumstances and subject to certain limitations. The Company's Bylaws provide that the Company shall indemnify its directors and officers under the circumstances specified in the DGCL and gives authority to the Company to purchase insurance with respect to such indemnification.

         The Company has entered into indemnification agreements (the "Indemnification Agreements") with certain officers and directors. Each Indemnification Agreement provides, among other things, for: (i) indemnification by the Company of such individual to the fullest extent permitted by the law as of the date of the Indemnification Agreement against any and all expenses, judgments, fines, and amounts paid in settlement of any claim against an indemnified party (the "Indemnitee") unless it is determined, as provided in the Indemnification Agreement, that the indemnification is not permitted under the law; and (ii) the prompt advancement of expenses to any Indemnitee in connection with his or her defense against any threatened or pending claim. Similar indemnification agreements may from time to time be entered into with additional officers of the Company or certain other employees or agents of the Company.

Item 16. Exhibits.

(a)   The following is a list of exhibits furnished:

4.1* Registration Rights Agreement dated as of March 10, 2000 between the Company and the Selling Stockholder.

5.1*  Opinion of counsel as to legality of securities being registered.

23.1* Consent of counsel (contained in opinion of counsel filed as Exhibit 5.1).

23.2* Consent of PricewaterhouseCoopers LLP

24.1* Power of Attorney (contained in signature page).


* Filed with this S-3 Registration Statement.

Item 17.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Annapolis, Maryland on April 18, 2000.

                                            STRATEGIC SOLUTIONS GROUP, INC.

                                            By: /s/ John J. Cadigan
                                               --------------------------------
                                                     John J. Cadigan
                                                     Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature
Title                                                Date

         /s/ John J. Cadigan                Chairman of the Board and               5/10/00
------------------------------------        Chief Executive Officer             ----------------
John J. Cadigan



         /s/ Dr. A. David Rossin            Director                                5/10/00
------------------------------------                                            ---------------
Dr. A. David Rossin



         /s/ Dr. Nagesh S. Mhatre           Director                                5/10/00
------------------------------------                                            ---------------
Dr. Nagesh S. Mhatre



         /s/ John Morgenstern               Director                                5/10/00
------------------------------------                                            ---------------
John Morgenstern



         /s/ Ernest A. Wagner               President, Chief Operating              5/10/00
------------------------------------        Officer, Director                   ---------------
Ernest A. Wagner